Exhibit 99.1

WATSONVILLE, CA., February 23 -- Monterey Bay Tech, Inc. (OTCBB: MBYI) announced that it has signed a definitive Stock Purchase Agreement for the acquisition of SpaceLogic, Ltd. The Company had previously signed a Letter of Intent to acquire SpaceLogic. The closing of the transaction is subject to customary closing conditions.

Simultaneously, with the execution of the Stock Purchase Agreement, a related party made a bridge loan to SpaceLogic in the amount of $500,000.00.

Spacelogic specializes in the handling of people and baggage through airports. SpaceLogic's software systems integrate unique security methodologies with state-of-the-art screening and baggage handling technologies, providing a comprehensive baggage screening and passenger screening security solution. Its systems are being marketed both in the US and internationally.

Contact Information:

For MBYI:
Jonathan Kahn
President
(831) 768-3622


For SpaceLogic:
Liron Segev
(866) 838-1102